Exhibit (c)(2)

Goldman Sachs Presentation to Special Committee of Francis Goldman, Sachs & Co. 29-Sep-2008

Goldman Sachs Table of Contents I. Review of Selected Financial Analyses A. Review of Discounted Cash Flow Analysis B. Review of Long-Term R&D Impact C. Review of Avastin Analysis II. Selected Updates to Transaction-Related Financial Analysis III. Financial Analysis Summary IV. Review of Discussions With Greenhill V. Alternative Structures Appendix A: Additional CVR Information

Goldman Sachs I. Review of Selected Financial Analyses Review of Selected Financial Analyses 1

Goldman Sachs Stock Price Performance History Francis Last Five Years 340% 310% 280% 177.9% 250% Price 220% 126.9% Indexed 190% 160% 130% 23.9% 21.7% 100% 70% Sep-2003 Jun-2004 Feb-2005 Nov-2005 Jul-2006 Apr-2007 Dec-2007 Sep-2008 Daily from 26-Sep-2003 to 26-Sep-2008 Francis Large Cap Biotech Selected Pharma S&P 500 Source: FactSet as of 26-Sep-2008 Note: Large Cap Biotech includes Amgen, Biogen Idec, Celgene, Genzyme and Gilead. Selected Pharma includes Bristol-Myers Squibb, Merck, Novartis, Novo Nordisk and Schering-Plough Review of Selected Financial Analyses 2

Goldman Sachs Comparison of Public Trading Multiples Francis vs. Large Cap Biotech and Large Pharma 2009 P/E Median = 16.9x 28.4 x Median = 10.7x Median = 11.8x 23.2 x 22.7 x 20.8 x 21.3 x 17.7 x 16.9 x 16.2 x 14.6 x 13.5 x 13.5 x 13.0 x 12.7 x 11.8 x 11.8 x 10.5 x 10.9 x 9.1 x 10.9 x 10.4 x 11.0 x 9.0 x 8.1 x 7.4 x Francis Francis Francis (1 Amgen Biogen IdecCelgene Genzyme Gilead Abbott Bristol- Eli Lilly Johnson & Merck Pfizer Schering- Wyeth James AstraZeneca Bayer GSK Merck KGaANovartis Novo Sanofi-(Current) (Offer) Day Prior to Myers Johnson Plough Nordisk Aventis Offer) Squibb 2009 P/E/G Median = 1.0x Median = 1.8x 2.6 x Median = 1.7x 2.5 x 2.5 x 2.2 x 2.3 x 2.0 x 1.8 x 1.8 x 1.7 x 1.7 x 1.7 x 1.5 x 1.5 x 1.4 x 1.5 x 1.3 x 1.2 x 1.2 x 1.0 x 1.0 x 1.0 x 0.8 x 0.9 x 0.9 x Francis Francis Francis (1 Amgen Biogen IdecCelgene Genzyme Gilead Abbott Bristol- Eli Lilly Johnson & Merck Pfizer Schering- Wyeth James AstraZeneca Bayer GSK Merck KGaANovartis Novo Sanofi-(Current) (Offer) Day Prior to Myers Johnson Plough Nordisk Aventis Offer) Squibb Large Cap Biotech U.S. Large Pharma Europe Large Pharma Source: IBES median estimates as of 26-Sep-2008 Review of Selected Financial Analyses 3

Goldman Sachs Next Twelve Months P/E Multiples Francis vs. Selected Comparables Last Five Years Average Multiple As of 2009 P/E 140x 5-Year¹ 3-Year¹ 1-Year¹ 18-Jul-2008 Current Current Francis 44.5x 33.0x 21.9x 21.9x 24.5x 23.2x Amgen 18.9 15.6 12.0 12.1 13.7 13.5 Biogen Idec 25.3 20.2 18.8 17.6 13.4 12.7 120x Celgene 65.9 59.7 41.0 35.9 35.9 28.4 Genzyme 23.9 20.9 18.7 17.7 19.1 16.9 Gilead 29.5 26.5 25.9 23.1 23.7 21.3 100x Multiple 80x P/E NTM 60x 40x 35.9x 24.5x 23.7x 20x 19.1x 13.7x 13.4x 0x Sep-2003 Jun-2004 Feb-2005 Oct-2005 Jun-2006 Mar-2007 Nov-2007 Jul-2008 Daily from 26-Sep-2003 to 26-Sep-2008 Francis Amgen Biogen Idec Celgene Genzyme Gilead 1 Source: FactSet as of 26-Sep-2008 Average multiple excludes period after undisturbed date of 18-Jul-2008. Review of Selected Financial Analyses 4

Goldman Sachs A. Review of Discounted Cash Flow Analysis Review of Discounted Cash Flow Analysis 5

Goldman Sachs Key Assumptions to Francis Management Projections Near-term ? Avastin adjuvant CRC trial (C-08) — Base case: 65% PTS in Q2 2009 — 100% Adjuvant case: 100% PTS for colon, breast and lung indications — Upside case: Q4 ‘08 interim look is positive with positive PTS adjustments to other adjuvant trials — Downside case: Q2 ‘09 trial end is negative with negative PTS adjustments to other adjuvant trials ? Price / reimbursement impacts — Base case assumes 3% annual price increases ? 2015 James commercial agreement expiration — Assumes status quo type of terms — Management expects more favorable market terms than current (modeled separately) ? Tax rate assumptions — Base case assumes off-shore manufacturing tax benefits trend tax-rate to approximately 30% ? FOB Assumptions — Assumptions assume number of entrants, physician acceptance and price discounts by product ? Unnamed product PTS and market opportunity — Assumes large and small molecule NMEs — Launch to Filing PTS of 20% and 11%, respectively — Market opportunity of $1bn per NME indication plus two line extensions Long-term Upside case of $2.3bn total market opportunity Downside case of $500mm total market opportunity Source: Francis management Review of Discounted Cash Flow Analysis 6

Goldman Sachs Review of Francis Annual Long Range Plan Estimates ($ in millions) $30,000 $26,992 2006 LRP $25,210 2005 LRP $25,000 $24,630 Mgmt Plan $22,240 2004 LRP $20,000 millions) $20,666 2007 LRP in $ ( $16,530 $15,000 2003 LRP Estimate $14,467 Sales 2002 LRP . $10,000 . S $10,743 U 2001 LRP $7,666 2000 LRP $5,000 $0 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2000 LRP 2001 LRP 2002 LRP 2003 LRP 2004 LRP 2005 LRP 2006 LRP 2007 LRP Management Case Actual Source: Francis management Review of Discounted Cash Flow Analysis 7

Goldman Sachs Francis Forecasted Product Sales Breakdown ($ in millions) Avastin Base Case Rituxan Herceptin Lucentis Other Marketed Named Product Pipeline Unnamed Base Case Non-Product $35,000 $33,192 $31,001 $28,300 $25,965 $25,116 $30,000 $24,872 $24,107 $21,321 $25,000 $19,362 $18,350 $17,460 20,080 4,155 17,152 $16,151 6,397 14,169 $14,852 8,790 $20,000 2,283 11,411 $13,918 587 1,150 2,825 275 2,184 $12,574 102 1,029 1,563 16 547 3,483 $11,287 85 208 $15,000 25 3,812 3,707 4,136 3,943 3,780 3,990 17 4,139 2,814 4,071 1,558 1,638 4,198 3,796 1,230 1,339 1,456 4,485—1,325 4,554 3,250 1,115 1,859 2,696 4,548 1,661 1,676 1,725 1,784 $10,000 2,762 1,110 1,656 1,770 1,290 1,132 967 917 2,599 1,156 1,682 1,977 1,488 881 964 2,369 1,488 2,529 2,476 1,716 2,498 1,999 1,707 735 1,564 2,489 811 683 663 1,283 646 2,426 1,198 1,147 $5,000 2,608 759 1,105 2,584 9,008 725 699 677 7,849 8,249 8,619 8,257 6,484 7,290 6,482 4,665 5,420 5,040 4,574 3,852 4,371 4,205 3,413 $0 (15) (21) (51) (48) (50) (49) (51) (51) (53) (58) (60) (62) (60) (67) 2009E 2010E 2011E 2012E 2013E 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E 2024E ($5,000) Source: Francis management projections Review of Discounted Cash Flow Analysis 8

Goldman Sachs Discounted Cash Flow Analysis of Francis Key Assumptions ? Discounted Cash Flow analysis provides a framework to evaluate the ongoing performance of the business, but should be considered in a broader context of approaches (e.g., comparable transaction and trading multiples) ? Projections from 2009 to 2024 provided by Francis Management as of 01-Aug-2008 and 26-Sept-2008 — Projections by product were provided for Avastin, Rituxan, Herceptin, Lucentis as well as for the pipeline ? Assumes 1,056mm basic shares outstanding, as of 07-Aug-2008 — Current options outstanding included in share count by the treasury stock method — Options schedule provided by Francis management as of 07-Aug-2008 ? Financial Sensitivity Analysis: — Discount rates evaluated using a range of 8.0%—10.0% based on WACC analysis — Terminal value evaluated using perpetuity growth rate method using a range of 2.0%—4.0% Implied P/E terminal multiple also evaluated ? Total debt of $2,475mm as of 30-Jun-2008 per latest public filings ? Assumes capital expenditures of $818mm and depreciation and amortization of $867mm in 2024 terminal year, per Company management ? Assumes tax rate trends from 36% in 2009 to 31% in 2024 terminal year per management forecast ? Assumes cash flows discounted back to 01-Jan-2009 ? Analysis includes impact of: — Future employee stock options expense: Assumes $328mm in after-tax ESO expense in 2009 with a six percent annual growth rate — Changes to James / Francis marketing agreement post 2015 per management guidance on expected market rate terms: “Marked to market” 2015 opt-in value derived from discounting projected product royalties from large and small molecules in the unnamed pipeline beginning in 2016, with a three percent perpetuity growth rate ? Includes several management updates from the 12-Aug-2008 presentation including: — Addition of $788mm in restricted cash, resulting in total cash and equivalents of $7,125mm as of 30-Jun-2008 per latest public filings — Decrease of HERA 2-year interim PTS for Q42008 from 30% to 20% Review of Discounted Cash Flow Analysis 9

Goldman Sachs

Summary Management Forecast

2009E – 2015E

($ in millions, except per share data)

	2009E	2010E	2011E	2012E	2013E	2014E	2015E	2009E - 2012E CAGR	2009E - 2015E CAGR
Revenues:									
Avastin Base Case	$3,413	$3,852	$4,665	$5,420	$6,484	$7,290	$7,849	16.7%	14.9%
Rituxan	2,584	2,608	2,426	2,489	2,498	2,369	1,977	(1.2)%	(4.4)%
Herceptin	1,564	1,707	1,716	1,682	1,656	1,661	1,676	2.4%	1.2%
Lucentis	964	1,156	1,290	1,110	1,115	1,230	1,339	4.8%	5.6%
Other Named Products and Pipelin	2,762	3,266	3,821	4,156	4,347	4,683	4,972	14.6%	10.3%
Unnamed Base Case	-	-	-	16	102	275	587		
Non-Product	-	(15)	-	(21)	(51)	(48)	(50)		
Product Sales	$11,287	$12,574	$13,918	$14,852	$16,151	$17,460	$18,350		
Royalties	2,563	2,653	2,811	2,873	2,966	3,136	2,976		
Contract & Other	351	410	638	767	838	879	850		
Total Revenue	**$ 14,201**	**$ 15,638**	**$ 17,367**	**$ 18,491**	**$ 19,954**	**$ 21,475**	**$ 22,176**	9.2%	7.7%
Cost and Expenses:									
Cost of Sales	$1,546	$1,690	$1,653	$1,693	$1,812	$1,882	$1,802		
R&D	2,848	3,142	3,486	3,710	4,003	4,307	4,448		
MSG&A	2,166	2,175	2,277	2,427	2,488	2,719	2,923		
Profit Sharing	1,352	1,496	1,657	1,695	1,548	1,594	1,513		
Total Cost & Exp.	**$7,911**	**$8,503**	**$9,072**	**$9,524**	**$9,851**	**$10,503**	**$10,685**		
Operating Income	**$6,290**	**$7,135**	**$8,295**	**$8,967**	**$10,104**	**$10,972**	**$11,491**	12.5%	10.6%
EBITDA	**$6,958**	**$7,815**	**$9,017**	**$9,705**	**$10,858**	**$11,748**	**$12,275**	11.7%	9.9%
Other Income, Net	281	403	494	525	590	618	797		
Earnings (Pre-Tax)	**$6,571**	**$7,538**	**$8,790**	**$9,492**	**$10,694**	**$11,590**	**$12,288**	13.0%	11.0%
Taxes	2,367	2,563	2,753	2,873	3,195	3,452	3,652		
Net Income	**$4,204**	**$4,975**	**$6,036**	**$6,619**	**$7,498**	**$8,138**	**$8,636**	16.3%	12.7%
WASO	1,053	1,022	981	941	898	864	851		
EPS	**$3.99**	**$4.87**	**$6.15**	**$7.04**	**$8.35**	**$9.42**	**$10.15**	**20.8%**	**16.8%**
Growth and Margins Analysis									
Revenue Growth	-	10.1 %	11.1 %	6.5 %	7.9 %	7.6 %	3.3 %		
R&D as % of Revenue	20.1	20.1	20.1	20.1	20.1	20.1	20.1		
MSG&A as % of Revenue	15.3	13.9	13.1	13.1	12.5	12.7	13.2		
EBIT Margin	44.3	45.6	47.8	48.5	50.6	51.1	51.8		
EBITDA Margin	49.0	50.0	51.9	52.5	54.4	54.7	55.4		
EPS Growth	-	22.0	26.3	14.4	18.6	12.9	7.7		
Selected Balance Sheet Metrics									
Cash & Equivalents [1]	$6,237	$6,448	$6,938	$7,540	$8,089	$11,480	$18,306		
Total Debt	2,345	1,656	1,640	1,623	1,603	1,581	556		
Selected Cash Flow Metrics									
Depreciation & Amortization	$669	$680	$721	$738	$754	$776	$784		
Capital Expenditures	(737)	(808)	(788)	(613)	(602)	(624)	(645)		
(Increase) / Decrease in Working Capital	(66)	(218)	(160)	(155)	(252)	(162)	(106)		

Source: Company management projections as of 26-Sept-2008

[1] *Includes short-term investments*

Review of Discounted Cash Flow Analysis 10

Goldman Sachs

Cash Flow Analysis

($ in millions)

	2009E	2010E	2011E	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2009E - 2015E CAGR	2015E - 2024E CAGR	2009E - 2024E CAGR
Revenue	$14,201	$15,638	$17,367	$18,491	$19,954	$21,475	$22,176	$23,103	$25,154	$27,771	$28,032	$28,469	$29,363	$32,024	$34,543	$37,073	7.7%	5.9%	6.6%
Operating Income	$6,290	$7,135	$8,295	$8,967	$10,104	$10,972	$11,491	$11,854	$13,114	$14,728	$14,972	$14,597	$14,636	$16,098	$17,357	$19,003	10.6%	5.7%	7.6%
Taxes	(2,266)	(2,426)	(2,599)	(2,714)	(3,019)	(3,268)	(3,415)	(3,538)	(3,979)	(4,531)	(4,453)	(4,417)	(4,451)	(4,990)	(5,379)	(5,890)			
Unlevered Net Income	**$4,024**	**$4,709**	**$5,697**	**$6,253**	**$7,085**	**$7,704**	**$8,076**	**$8,316**	**$9,135**	**$10,197**	**$10,520**	**$10,181**	**$10,185**	**$11,108**	**$11,978**	**$13,114**	**12.3%**	**5.5%**	**8.2%**
D&A	$669	$680	$721	$738	$754	$776	$784	$794	$816	$838	$835	$797	$808	$839	$868	$866			
CapEx	(737)	(808)	(788)	(613)	(602)	(624)	(645)	(702)	(671)	(758)	(869)	(820)	(826)	(879)	(888)	(817)			
(Increase) / Decrease in Working Capital	(66)	(218)	(160)	(155)	(252)	(162)	(106)	(148)	(301)	(252)	(164)	(22)	(66)	(148)	(53)	(171)			
Unlevered Free Cash Flow	**$3,890**	**$4,363**	**$5,470**	**$6,223**	**$6,985**	**$7,694**	**$8,109**	**$8,259**	**$8,979**	**$10,025**	**$10,322**	**$10,136**	**$10,101**	**$10,920**	**$11,905**	**$12,992**	**13.0%**	**5.4%**	**8.4%**
Tax Rate	36.0%	34.0%	31.3%	30.3%	29.9%	29.8%	29.7%	29.8%	30.3%	30.8%	29.7%	30.3%	30.4%	31.0%	31.0%	31.0%			

Source: Company management projections as of 26-Sept-2008

Review of Discounted Cash Flow Analysis 11

Goldman Sachs Discounted Cash Flow Analysis of Francis Financial Sensitivities 2024 Terminal Year Enterprise Value Equity Value Per Share Perpetuity Growth Rate Perpetuity Growth Rate # ##### 2.0% 2.5% 3.0% 3.5% 4.0% $ 106.1 2.0% 2.5% 3.0% 3.5% 4.0% 10.0% $88,115 $90,707 $93,669 $97,087 $101,074 10.0% $85.98 $88.26 $90.86 $93.87 $97.37 Rate 9.5% 94,890 98,061 101,721 105,990 111,036 Rate 9.5% 91.94 94.72 97.94 101.69 106.13 Discount 9.0% 102,518 106,437 111,010 116,414 122,899 Discount 9.0% 98.64 102.08 106.10 110.86 116.56 8.5% 111,064 115,963 121,753 128,701 137,193 8.5% 106.15 110.46 115.55 121.66 129.13 8.0% 120,461 126,666 134,113 143,214 154,590 8.0% 114.41 119.87 126.42 134.43 144.44 % of Enterprise Value in Terminal Value Implied 2024 P/E1 Perpetuity Growth Rate Perpetuity Growth Rate $ 50.6 2.0% 2.5% 3.0% 3.5% 4.0% $ 13.1 2.0% 2.5% 3.0% 3.5% 4.0% 10.0% 40.9% 42.6% 44.4% 46.4% 48.5% 10.0% 9.7 x 10.4 x 11.2 x 12.2 x 13.2 x Rate 9.5% 43.6 45.4 47.4 49.5 51.8 Rate 9.5% 10.4 11.2 12.1 13.2 14.4 Discount 9.0% 46.5 48.5 50.6 52.9 55.4 Discount 9.0% 11.1 12.0 13.1 14.4 15.9 8.5% 49.8 51.9 54.2 56.6 59.3 8.5% 12.0 13.0 14.3 15.8 17.6 8.0% 53.5 55.8 58.2 60.9 63.8 8.0% 13.0 14.2 15.7 17.6 19.9 Source: Financial projections and scenarios per Francis management as of 01-Aug-2008 and 26-Sept-2008 Note: Includes capitalized ESO expense and “marked to market” 2015 opt-in value. Assumes 1,056mm basic shares outstanding, as of 07-Aug-2008, and net cash of $4,650 million, as of 30-Jun-2008. 1 Assumes cash flows discounted to 01-Jan-2009 P/E as implied by Earnings Before Interest, After-tax Review of Discounted Cash Flow Analysis 12

Goldman Sachs Sum of the Parts Analysis Key Assumptions ? Anaysis for Francis separated into seven components: — Avastin, Rituxan, Herceptin, Lucentis, Other Named Products and Pipeline, Unnamed and Non-Product ? Includes the net present value of capitalized employee stock options expense, “marked to market” 2015 opt-in value and net cash ? Total debt of $2,475mm, total cash and investments of $7,125mm as of 30-Jun-2008 per latest public filings ? By component, depreciation and amortization, capital expenditures and changes in working capital allocated as a percentage of total revenue contribution ? Analysis of terminal value derived using perpetuity growth rates — Terminal growth rate for Unnamed products implied from terminal ranges on other components and total Company terminal ranges ? Assumes tax rate per Francis management for each component Review of Discounted Cash Flow Analysis 13

Goldman Sachs Sum of the Parts Analysis 2024 Terminal Year Value Range 10.0% Discount 8.0% Discount Terminal Value Methodology Avastin $32.39 $40.97 (4.0)% to 0.0% Rituxan 6.25 7.17 (4.0)% to 0.0% Herceptin 10.88 13.05 (4.0)% to 0.0% Lucentis 6.01 7.36 (4.0)% to 0.0% Other Named Products and Pipeline 18.34 27.16 (1.0)% to 1.0% Unnamed 29.87 83.17 4.0% to 5.2% Non-Product (16.39) (28.11) 2.0% to 4.0% Capitalized ESO Expense (7.85) (15.27) “Marked to Market” 2015 Opt-In Value 2.17 4.73 Net Cash 4.31 4.22 Total $85.98 $144.44 Whole-Co DCF Value $85.98 $144.44 2.0% to 4.0% Current Price (as of 26-Sep-2008) $91.19 Source: Francis financials per Francis management Note: Assumes 1,056mm basic shares outstanding plus dilution from options as of 07-Aug-2008, per Francis management. Assumes total debt of $2,475mm, total cash and investments of $7,125mm as of 30-Jun-2008 per latest public filings. Terminal growth rate for Unnamed products implied from terminal ranges on other components and total Company terminal ranges Review of Discounted Cash Flow Analysis 14

Goldman Sachs Terminal Value Free Cash Flow Analysis 2024 vs 2018 Terminal Year Methodology Considerations ($ in millions) 2024 Terminal Year $ $30,000 225,000 Illustrative 9.0% discount rate, 3.0% perpetuity growth rate $27,992 $223,022 $25,000 $7,050 $20,000 $15,000 $12,992 $11,905 $10,920 $10,025 $10,322 $10,136 $10,101 $8,259 $8,979 $10,000 $7,694 $8,109 $6,985 $56,172 $6,223 $3,890 $4,363 $5,470 $4,224 $4,408 $4,540 $4,588 $4,436 $4,145 $4,134 $4,235 $4,000 $5,000 $3,604 $3,295 $3,268 $3,268 $3,272 $3,569 $3,673 $0 2009E 2010E 2011E 2012E 2013E 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E 2024E 2025E 2018 Terminal Year $ $30,000 220,000 $22,992 $182,001 A 2018 horizon requires ~0.3% greater perpetuity $9,712 $25,000 growth to equate to 2024 horizon $172,104 $20,000 $15,000 $76,879 $10,025 $8,259 $8,979 $72,699 $10,000 $7,694 $8,109 $6,223 $6,985 $5,470 $3,890 $4,363 $4,224 $4,408 $4,540 $4,588 $4,436 $4,145 $4,134 $4,235 $5,000 $3,569 $3,673 $0 2009E 2010E 2011E 2012E 2013E 2014E 2015E 2016E 2017E 2018E 2019E Free Cash Flow Present Value of Free Cash Flow Source: Per Francis management Note: Assumes 3.0% perpetuity growth rate and 9.0% discount rate Review of Discounted Cash Flow Analysis 15

Goldman Sachs Comparison of Selected Comparable Companies Selected Biotech ($ in millions, except per share data) Price as of 52-Week Diluted Diluted Long-Term EV / LTM P/E P/E to Growth 26-Sep-2008 High Market Cap Enterprise Value EPS Growth Sales 2008E 2009E 2008E 2009E Francis $91.19 92.3% $99,047 $95,049 15.0% 8.0 x 26.4 x 23.2 x 1.8 x 1.5 x 1—Month Average 94.85 92.3 103,253 99,255 15.0 8.3 27.4 24.2 1.8 1.6 3—Month Average 91.08 92.3 98,918 94,920 15.0 7.9 26.3 23.2 1.8 1.5 Selected Biotech¹ Amgen $60.67 92.1% $64,191 $66,721 9.1% 4.5 x 13.8 x 13.5 x 1.5 x 1.5 x Biogen Idec 49.77 60.3 14,446 13,999 12.5 3.2 14.1 12.7 1.1 1.0 Celgene 66.27 86.1 33,593 31,363 37.5 19.9 42.8 28.4 1.1 0.8 Genzyme 81.16 97.5 23,571 22,241 18.0 5.5 20.6 16.9 1.1 0.9 Gilead 48.64 85.2 47,150 45,982 17.0 10.3 24.8 21.3 1.5 1.3 High 97.5% $64,191 $66,721 37.5% 19.9 x 42.8 x 28.4 x 1.5 x 1.5 x Mean 84.2 36,590 36,061 18.8 8.7 23.2 18.6 1.3 1.1 Median 86.1 33,593 31,363 17.0 5.5 20.6 16.9 1.1 1.0 Low 60.3 14,446 13,999 9.1 3.2 13.8 12.7 1.1 0.8 1 Source: Latest publicly available financial statements, IBES median estimates and Wall Street research as of 26-Sep-2008 Selected Biotech includes profitable companies with Market Cap >$10bn. Review of Discounted Cash Flow Analysis 16

Goldman Sachs

Comparison of Selected Comparable Companies

Large Pharma

($ in millions, except per share data)

	Price as of 26-Sep-2008	52-Week High	Diluted Market Cap	Diluted Enterprise Value	Long-Term EPS Growth	EV / LTM Sales	P/E 2008E	P/E 2009E	P/E to Growth 2008E	P/E to Growth 2009E
Francis	$91.19	92.3 %	$99,047	$95,049	15.0 %	8.0 x	26.4 x	23.2 x	1.8 x	1.5 x
1 - Month Average	94.85	92.3	103,253	99,255	15.0	8.3	27.4	24.2	1.8	1.6
3 - Month Average	91.08	92.3	98,918	94,920	15.0	7.9	26.3	23.2	1.8	1.5
Large Pharma										
James	$161.86	80.6 %	$140,265	$135,002	7.8 %	2.7 x	15.2 x	13.5 x	1.9 x	1.7 x
Abbott	59.40	98.2	93,146	142,359	13.0	5.3	18.1	16.2	1.4	1.2
AstraZeneca	46.40	91.0	67,192	118,718	4.0	3.9	9.5	9.0	2.4	2.2
Bayer	78.34	82.1	59,875	135,218	7.1	2.8	13.1	11.8	1.9	1.7
Bristol-Myers Squibb	20.82	69.2	41,232	84,663	11.3	4.2	12.6	10.5	1.1	0.9
Eli Lilly	46.82	78.7	53,232	92,146	5.5	4.8	11.9	10.9	2.2	2.0
GSK	22.49	88.1	115,997	127,695	5.1	3.1	12.2	11.8	2.4	2.3
Johnson & Johnson	69.40	96.1	197,119	197,213	8.2	3.2	15.4	14.6	1.9	1.8
Merck	32.12	52.9	68,816	66,476	5.0	2.7	9.7	9.1	1.9	1.8
Merck KGaA	111.47	82.3	24,233	83,449	10.6	7.9	12.2	11.0	1.2	1.0
Novartis	54.72	90.9	123,945	169,595	7.6	4.1	14.6	13.0	1.9	1.7
Novo Nordisk	55.80	81.0	34,867	41,481	14.2	5.0	19.2	17.7	1.3	1.2
Pfizer	18.66	72.9	125,787	154,262	3.0	3.2	7.9	7.4	2.6	2.5
Sanofi-Aventis	68.25	70.2	89,153	95,568	3.3	2.3	8.8	8.1	2.7	2.5
Schering-Plough	18.49	56.1	30,066	79,568	11.0	5.5	11.6	10.9	1.1	1.0
Wyeth	38.48	77.8	51,328	89,872	4.0	4.0	10.9	10.4	2.7	2.6
	High	98.2 %	$197,119	$197,213	14.2 %	7.9 x	19.2 x	17.7 x	2.7 x	2.6 x
	Mean	79.3	82,266	113,330	7.5	4.1	12.7	11.6	1.9	1.8
	Median	80.8	68,004	107,143	7.3	3.9	12.2	10.9	1.9	1.8
	Low	52.9	24,233	41,481	3.0	2.3	7.9	7.4	1.1	0.9

Source: Latest publicly available financial statements, IBES median estimates and Wall Street research as of 26-Sep-2008

Review of Discounted Cash Flow Analysis 17

Goldman Sachs Present Value of Future Stock Price Analysis Management Case, Adjusted for Share Repurchases at One Year Forward at 21.0x P/E1 Future Stock Price (Undiscounted) Present Value at 9.0% Cost of Equity 18.0x 21.0x 24.0x 18.0x 21.0x 24.0x $160 $160 $144.59 $126.52 $115.81 $121.70 $120 $120 $108.44 $106.25 $101.33 $106.49 $95.63 $95.63 $92.96 $91.27 $80 $83.68 $86.86 $80 $83.68 $79.68 $71.73 $71.73 $40 $40 2009E 2010E 2011E 2009E 2010E 2011E 2009E 2010E 2011E EPS (Calculated) $ 3.98 $ 4.83 $ 6.02 IBES $ 3.93 $ 4.47 $ 4.94² Source: Francis management projections and IBES 1 Assumes cash of $3.9bn, $5.0bn and $6.7bn for 2009E-2011E, respectively, used to repurchase shares based on management projections. Price of share repurchase assumed to be 21.0x one year 2 forward EPS per Management Case ($102.26, $129.17 and $147.78 for 2009E-2011E, respectively). 2011E IBES mean based on selected composite from Wall Street research. Review of Discounted Cash Flow Analysis 18

Goldman Sachs B. Review of Long-Term R&D Impact Review of Long-Term R&D Impact 19

Goldman Sachs Unnamed Pipeline Assumptions Base Case, Upside Case and Downside Case ($ in millions) ? Unnamed pipeline consists of large molecule and small molecule NMEs — Large molecule NMEs trend toward approximately four per year to enter pipeline On average, $1bn peak sales (including line extension opportunities) PTS of 20% from early development to launch for the initial indication — Small molecule NMEs comprise approximately 50+% of the remaining unnamed pipeline On average, $1bn peak sales (including line extension opportunities) PTS of 11% from early development to launch for the initial indication ? Upside assumptions: — One in five future molecules added to the portfolio to have an Avastin like sales potential (on average, $2.3bn peak sales) — Approximately 13% higher marketing and sales costs — Incremental R&D expenditure for each lead or line extension consistent with base case — PTS remains the same as the base case — 42% higher product sales and 12% higher royalties in 2024E ? Downside assumptions: — Reduced overall market opportunity to $500mm for each product — Approximately 25% lower marketing and sales costs; R&D spend remains unchanged — PTS remains the same as the base case — 39% lower product sales and 24% lower royalties in 2024E Unnamed Pipeline PTS Adjusted Total Revenue: 2008E – 2024E $35,000 Cumulative Total % Above / (Below) Base Case Upside Case Downside Case Revenue Base Case $28,000 Base Case $99,052 -Upside Case $123,209 24.4% Downside Case $71,694 (27.6)% $21,000 $14,000 $7,000 $- 2008E 2009E 2010E 2011E 2012E 2013E 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E 2024E Source: Francis management projections Review of Long-Term R&D Impact 20

Goldman Sachs

Base Case NME Detailed Assumptions

- Key assumptions in the Unnamed Pipeline are:
  1) Number of NMEs produced per year
  2) Average peak sales assumption
  3) PTS adjustment

	NME (Large Molecule)	NME (Small Molecule)	LE2 (Phase II)	LE3 (Phase III)
Peak Sales (Year 5)	$500mm	$500mm	$250mm	$250mm
NME:LE Ratio	1:3 unadjusted and 1:2 adjusted ($1bn peak sales per NME)			
Blended Dev Time[1]	111 months (9.25 years)	96 months (8 years)	84 months (7 years)	60 months (5 years)
Blended Dev Cost[1]	$230mm	$206mm	$112mm	$52mm
Post-Marketing	12% (NME) or 5% (LE) of sales at launch. PM cost steadily decreases to 2% at L+6			
Launch PTS[1]	20%	11%	32%	63%
Commercial Costs (BM% at Peak)	87%		94%	
U.S. Collaborator	20% of molecules have 10% Royalty Expense and Milestone payments of $65mm for NME, $22mm for LE2 and $19mm for LE3. James royalty income is unchanged at 12.5%			
James Spend % of Francis Spend	60%			

Source: Francis management projections
[1] From early development (ED Go) through filing for approval

Review of Long-Term R&D Impact 21

Goldman Sachs

NME Productivity Assumptions

Base Case IND Filings

	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024
LM NME	9.0	4.0	4.0	4.0	4.0	4.0	4.0	4.0	4.0	4.0	4.0	4.0	4.0	4.0	4.0	4.0
SM NME	2.0	2.5	2.5	3.5	3.5	4.5	5.5	5.5	5.5	6.5	6.5	6.5	7.5	7.5	7.5	7.5
Total	11.0	6.5	6.5	7.5	7.5	8.5	9.5	9.5	9.5	10.5	10.5	10.5	11.5	11.5	11.5	11.5

NME Launches

	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
LM NME	0.2	0.7	0.5	0.6	0.5	1.3	0.7	2.8	1.4	1.1	1.1	1.1	1.1	1.1	1.1	1.1
SM NME	0.0	0.3	0.0	0.4	0.3	0.2	0.5	0.5	0.5	0.6	0.6	0.8	1.0	1.0	1.0	1.2
Total	0.2	1.1	0.5	1.0	0.8	1.5	1.2	3.2	1.9	1.8	1.8	2.0	2.1	2.1	2.1	2.3

Benchmark NME Launches

	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008 YTD
Francis	0	1	1	0	2	2	0	1	0	0
GSK	3	1	1	0	0	0	1	0	2	0
Pfizer	3	1	2	2	1	1	0	2	1	0
J&J	0	0	0	0	0	0	0	0	1	0
Merck	1	0	2	0	1	0	0	2	1	0
Bristol Myers	2	0	0	0	1	0	2	1	1	0
Novartis	0	3	4	1	0	1	1	0	2	0
Total (w/o Francis)	9	5	9	3	3	2	4	5	8	0
Average (w/o Francis)	1.5	0.8	1.5	0.5	0.5	0.3	0.7	0.8	1.3	0

Source: Francis management and U.S. Food and Drug Administration Center for Drug Evaluation and Research; 2008 YTD through 31-Jul-2008
Note: Benchmark NME launches are pro forma for the following business combinations: Pharmacia/Pfizer, Glaxo/SmithKline Beecham, Merck Research Labs included in Merck

Review of Long-Term R&D Impact 22

Goldman Sachs Unnamed Products Case Discounted Cash Flow Analysis Base Case, Upside Case and Downside Case 2024 Terminal Year Unnamed Product Impact on Whole-Co. – Equity Value Per Share Downside Case Base Case Upside Case Perpetuity Growth Rate Perpetuity Growth Rate Perpetuity Growth Rate $ 86.6 2.0% 2.5% 3.0% 3.5% 4.0% $ 106.1 2.0% 2.5% 3.0% 3.5% 4.0% $ 118.5 2.0% 2.5% 3.0% 3.5% 4.0% 10.0% $72.35 $73.94 $75.76 $77.86 $80.25 10.0% $85.98 $88.26 $90.86 $93.87 $97.37 10.0% $94.10 $96.91 $100.12 $103.82 $108.14 Rate 9.5% 76.75 78.68 80.87 83.42 86.40 Rate 9.5% 91.94 94.72 97.94 101.69 106.13 Rate 9.5% 101.20 104.64 108.60 113.23 118.69 Discount 9.0% 81.51 83.85 86.55 89.74 93.55 Discount 9.0% 98.64 102.08 106.10 110.86 116.56 Discount 9.0% 109.27 113.51 118.47 124.32 131.35 8.5% 86.64 89.52 92.93 97.02 102.03 8.5% 106.15 110.46 115.55 121.66 129.13 8.5% 118.41 123.72 129.99 137.52 146.73 8.0% 91.99 95.64 100.03 105.39 112.09 8.0% 114.41 119.87 126.42 134.43 144.44 8.0% 128.63 135.36 143.43 153.30 165.63 Incremental Impact on Whole-Co. – Equity Value Per Share Downside Case Upside Case Perpetuity Growth Rate Perpetuity Growth Rate 2.0% 2.5% 3.0% 3.5% 4.0% 2.0% 2.5% 3.0% 3.5% 4.0% 10.0% ($13.63) ($14.32) ($15.10) ($16.01) ($17.12) 10.0% $8.12 $8.65 $9.25 $9.95 $10.76 Rate 9.5% (15.19) (16.04) (17.07) (18.28) (19.73) Rate 9.5% 9.27 9.92 10.66 11.54 12.57 Discount 9.0% (17.13) (18.23) (19.55) (21.12) (23.00) Discount 9.0% 10.63 11.43 12.36 13.47 14.79 8.5% (19.52) (20.94) (22.62) (24.64) (27.10) 8.5% 12.26 13.26 14.44 15.86 17.60 8.0% (22.43) (24.23) (26.39) (29.04) (32.34) 8.0% 14.22 15.49 17.01 18.87 21.19 Source: Francis management projections Review of Long-Term R&D Impact 23

Goldman Sachs C. Review of Avastin Analysis Review of Avastin Analysis 24

Goldman Sachs Avastin C-08 Assumptions Base Case, 100% Adjuvant Case, C-08 Upside Case and C-08 Downside Case ($ in millions) ? Base Case: — 65% for PTS for adjuvant colon cancer trial (C-08) in Q2 2009 — Most important additional Avastin indications of adjuvant breast and adjuvant lung cancer at 50% PTS — Implies overall adjusted Avastin revenues trend to ~65% of unadjusted Avastin revenues in 2015+ timeframe — 3.0% annual price increase beginning in 2016 ? 100% Adjuvant Case: 100% PTS for colon, breast and lung indications ? C-08 Upside Case: — Early positive C-08 results in Q4 2008 resulting in 17% higher sales than base case for Avastin overall in 2017E — Increased PTS for adjuvant lung and adjuvant breast to 70% — Implies overall adjusted Avastin revenues trend to ~77% of unadjusted Avastin revenues in 2015+ timeframe ? C-08 Downside Case: — Negative C-08 results by Q2 2009 resulting in 29% lower sales than base case for Avastin overall in 2017E — Removes adjuvant CRC revenue from base case — Decreased PTS assumptions for adjuvant breast and adjuvant lung indications in development to 10% — Implies overall adjusted Avastin revenues trend to ~45% of unadjusted Avastin revenues in 2015+ timeframe Avastin PTS Adjusted Total Revenue: 2008E – 2024E $18,000 Cumulative Total % Above / (Below) Base Base Case 100% Adjuvant Case Upside Case Downside Case Revenue Case $15,000 Base Case $112,115 -100% Adjuvant Case $146,087 30.3% $12,000 Upside Case $130,297 16.2% Downside Case $83,874 (25.2)% $9,000 $6,000 $3,000 $- 2008E 2009E 2010E 2011E 2012E 2013E 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E 2024E Source: Francis management projections Review of Avastin Analysis 25

Goldman Sachs Positive Early Adjuvant ($ in billions) $30.0 $26.9 $27.4 $27.1 $25.0 $23.9 $21.7 $20.4 $20.0 $19.2 $17.4 $15.4 billions) $15.0 $14.2 in $12.6 $ $11.0 ( $10.0 $5.0 $0.0 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 Avastin aNSCLC $0.0 $0.0 $0.0 $0.0 $0.0 $0.0 $0.1 $0.3 $0.6 $0.8 $0.9 $0.7 Avastin aBC $0.0 $0.1 $0.3 $1.0 $2.3 $3.2 $3.8 $4.1 $4.3 $4.5 $4.1 $3.3 Avastin aCRC $0.3 $0.8 $1.2 $1.3 $1.4 $1.4 $1.4 $1.4 $1.4 $1.4 $1.3 $1.1 All Products excld. Adjuvant $10.7 $11.7 $12.7 $13.1 $13.7 $14.6 $15.1 $15.9 $17.6 $20.2 $21.2 $22.0 Source: Francis management projections Review of Avastin Analysis 26

Goldman Sachs Avastin Worldwide Sales & Industry Comparison ($ in billions) $200 $200 2017: Peak Avastin Sales $21bn 22% $96bn Oncology Market 2% Total Pharma Market 1.6x Lipitor 2006 sales of $13bn $150 $150 billions) $100 $100 in$ ( $50 $50 $0 $0 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 Avastin ex-US Sales $3 $3 $4 $5 $6 $8 $9 $10 $10 $8 $7 $6 $6 $5 – –Avastin US Sales $3 $4 $5 $6 $8 $9 $10 $11 $11 $12 $11 $9 $7 $6 $6 $6 Total Oncology $56 $61 $65 $70 $75 $79 $85 $90 $96 $103 $110 $117 $125 $134 $143 $152 Total Pharma $725 $765 $806 $832 $860 $894 $930 $967 $1,005 $1,045 $1,087 $1,130 $1,175 $1,222 $1,270 $1,321 Source: Francis management projections Note: Avastin sales are 100% adjuvant case. Market data is from Evaluate Health (2009-2014). Post 2014 is grown via 4-year CAGR 2010-2014. Peak sales sourced from Forbes Review of Avastin Analysis 27

Goldman Sachs Avastin Case Discounted Cash Flow Analysis Base Case, C-08 Upside Case and C-08 Downside Case 2024 Terminal Year Avastin Impact on Whole-Co. – Equity Value Per Share C-08 Downside Case Base Case C-08 Upside Case Perpetuity Growth Rate Perpetuity Growth Rate Perpetuity Growth Rate $ 95.0 2.0% 2.5% 3.0% 3.5% 4.0% $ 106.1 2.0% 2.5% 3.0% 3.5% 4.0% $ 113.0 2.0% 2.5% 3.0% 3.5% 4.0% 10.0% $76.61 $78.79 $81.22 $84.03 $87.27 10.0% $85.98 $88.26 $90.86 $93.87 $97.37 10.0% $91.75 $94.13 $96.84 $99.97 $103.63 Rate 9.5% 82.05 84.65 87.62 91.09 95.18 Rate 9.5% 91.94 94.72 97.94 101.69 106.13 Rate 9.5% 98.07 100.97 104.33 108.24 112.87 Discount 9.0% 88.07 91.25 94.96 99.35 104.61 Discount 9.0% 98.64 102.08 106.10 110.86 116.56 Discount 9.0% 105.18 108.78 112.97 117.93 123.88 8.5% 94.77 98.75 103.45 109.09 115.98 8.5% 106.15 110.46 115.55 121.66 129.13 8.5% 113.16 117.66 122.97 129.34 137.13 8.0% 102.09 107.13 113.18 120.57 129.80 8.0% 114.41 119.87 126.42 134.43 144.44 8.0% 121.96 127.66 134.49 142.84 153.28 Incremental Impact on Whole-Co. – Equity Value Per Share C-08 Downside Case C-08 Upside Case Perpetuity Growth Rate Perpetuity Growth Rate 2.0% 2.5% 3.0% 3.5% 4.0% 2.0% 2.5% 3.0% 3.5% 4.0% 10.0% ($9.37) ($9.47) ($9.64) ($9.83) ($10.10) 10.0% $5.77 $5.87 $5.98 $6.11 $6.26 Rate 9.5% (9.88) (10.07) (10.32) (10.60) (10.94) Rate 9.5% 6.13 6.25 6.39 6.55 6.74 Discount 9.0% (10.57) (10.83) (11.14) (11.51) (11.95) Discount 9.0% 6.54 6.69 6.87 7.07 7.32 8.5% (11.38) (11.71) (12.11) (12.58) (13.15) 8.5% 7.01 7.20 7.42 7.68 8.00 8.0% (12.32) (12.74) (13.25) (13.86) (14.63) 8.0% 7.55 7.78 8.07 8.41 8.84 Source: Francis management projections Review of Avastin Analysis 28

Goldman Sachs Avastin Case Discounted Cash Flow Analysis Base Case, 100% Adjuvant Case and C-08 Upside Case 2024 Terminal Year Avastin Impact on Whole-Co. – Equity Value Per Share C-08 Upside Case Base Case 100% Adjuvant Case Perpetuity Growth Rate Perpetuity Growth Rate Perpetuity Growth Rate $ 113.0 2.0% 2.5% 3.0% 3.5% 4.0% $ 106.1 2.0% 2.5% 3.0% 3.5% 4.0% $ 119.3 2.0% 2.5% 3.0% 3.5% 4.0% 10.0% $91.75 $94.13 $96.84 $99.97 $103.63 10.0% $85.98 $88.26 $90.86 $93.87 $97.37 10.0% $96.98 $99.45 $102.27 $105.53 $109.33 Rate 9.5% 98.07 100.97 104.33 108.24 112.87 Rate 9.5% 91.94 94.72 97.94 101.69 106.13 Rate 9.5% 103.66 106.68 110.17 114.24 119.05 Discount 9.0% 105.18 108.78 112.97 117.93 123.88 Discount 9.0% 98.64 102.08 106.10 110.86 116.56 Discount 9.0% 111.18 114.92 119.28 124.43 130.61 8.5% 113.16 117.66 122.97 129.34 137.13 8.5% 106.15 110.46 115.55 121.66 129.13 8.5% 119.62 124.29 129.81 136.44 144.54 8.0% 121.96 127.66 134.49 142.84 153.28 8.0% 114.41 119.87 126.42 134.43 144.44 8.0% 128.95 134.87 141.97 150.65 161.51 Incremental Impact on Whole-Co. – Equity Value Per Share C-08 Upside Case 100% Adjuvant Case Perpetuity Growth Rate Perpetuity Growth Rate 2.0% 2.5% 3.0% 3.5% 4.0% 2.0% 2.5% 3.0% 3.5% 4.0% 10.0% $5.77 $5.87 $5.98 $6.11 $6.26 10.0% $11.00 $11.19 $11.41 $11.66 $11.96 Rate 9.5% 6.13 6.25 6.39 6.55 6.74 Rate 9.5% 11.72 11.96 12.23 12.55 12.92 Discount 9.0% 6.54 6.69 6.87 7.07 7.32 Discount 9.0% 12.54 12.83 13.17 13.57 14.05 8.5% 7.01 7.20 7.42 7.68 8.00 8.5% 13.47 13.83 14.26 14.78 15.41 8.0% 7.55 7.78 8.07 8.41 8.84 8.0% 14.54 15.00 15.55 16.22 17.07 Source: Francis management projections Review of Avastin Analysis 29

Goldman Sachs Present Value of Future Stock Price Analysis 100% Adjuvant Case, Adjusted for Share Repurchases at One Year Forward at 21.0x P/E1 Future Stock Price (Undiscounted) Present Value at 9.0% Cost of Equity 18.0x 21.0x 24.0x 18.0x 21.0x 24.0x $156.29 $160 $160 $136.75 $123.42 $131.54 $117.21 $120 $120 $113.23 $115.10 $98.38 $107.99 $98.38 $99.07 $98.66 $92.56 $80 $86.08 $80 $86.08 $84.92 $73.78 $73.78 $40 $40 2009E 2010E 2011E 2009E 2010E 2011E 2009E 2010E 2011E EPS (Calculated) $ 4.10 $ 5.14 $ 6.51 IBES $ 3.93 $ 4.47 $ 4.94² Source: Francis management projections and IBES 1 Assumes cash of $3.9bn, $5.0bn and $6.7bn for 2009E-2011E, respectively, used to repurchase shares based on management projections. Price of share repurchase assumed to be 21.0x one year 2 forward EPS per Management Case ($109.59, $141.08 and $165.11 for 2009E-2011E, respectively). 2011E IBES mean based on selected composite from Wall Street research. Review of Avastin Analysis 30

Goldman Sachs II. Selected Updates to Transaction-Related Financial Analysis Selected Updates to Transaction-Related Financial Analysis 31

Goldman Sachs Inter-Company Loan and Tax Commentary From KPMG and E&Y ? Tax rates may vary depending on the location of a company’s residence — James is believed to have historically used a financing subsidiary in the Netherlands for inter-company financing ? A Dutch company for a major multinational group can expect a tax rate of around 1% ? A Swiss company can expect a statutory tax rate (including federal, cantonal and communal) of around 24% — The ordinary effective tax rates for companies on profit before tax vary between 12.7% and 26%, depending on the canton and community in which the company resides For Swiss resident companies, the taxable income is the annual worldwide income, excluding income from foreign permanent establishments A Swiss company may offset losses incurred in a foreign permanent establishment against income generated in Switzerland to the extent that the losses are not taken into consideration in the country where the permanent establishment in located ? To conclude that long-term debt is of an arm’s length nature of long-term debt, a tax advisor such as E&Y or KPMG could be expected to perform the following analysis before making their determination — Credit rating assessment (including various company, industry and financial analyses) — Interest Rate Benchmarking — Debt structuring and sensitivity analysis Source: Per KPMG’s “Swiss Corporate Income Tax System” in December 2007 Selected Updates to Transaction-Related Financial Analysis 32

Goldman Sachs Illustrative Leverage Analysis for Standalone Francis ($ in millions) Amount of New Debt ($mm) $10,000 $20,000 $30,000 $40,000 $50,000 2009E Standalone Credit Profile ($mm) EBITDA $6,958 $6,958 $6,958 $6,958 $6,958 CapEx 737 737 737 737 737 Total Debt $12,345 $22,345 $32,345 $42,345 $52,345 Total Debt / EBITDA 1.8 x 3.2 x 4.6 x 6.1 x 7.5 x Total Debt / (EBITDA—CapEx) 2.0 3.6 5.2 6.8 8.4 Net Debt $2,052 $12,752 $23,452 $34,152 $44,852 Net Debt / EBITDA 0.3 x 1.8 x 3.4 x 4.9 x 6.4 x Net Debt / (EBITDA—CapEx) 0.3 2.0 3.8 5.5 7.2 Total Cash $10,293 $9,593 $8,893 $8,193 $7,493 2010E Standalone Credit Profile ($mm) EBITDA $7,815 $7,815 $7,815 $7,815 $7,815 CapEx 808 808 808 808 808 Total Debt $12,345 $22,345 $32,345 $42,345 $52,345 Total Debt / EBITDA 1.6 x 2.9 x 4.1 x 5.4 x 6.7 x Total Debt / (EBITDA—CapEx) 1.8 3.2 4.6 6.0 7.5 Net Debt ($1,653) $9,761 $21,175 $32,589 $44,003 Net Debt / EBITDA (0.2)x 1.2 x 2.7 x 4.2 x 5.6 x Net Debt / (EBITDA—CapEx) (0.2) 1.4 3.0 4.7 6.3 Total Cash $13,998 $12,584 $11,170 $9,756 $8,342 Preliminary Long-term Credit Rating A+ / A2 A- / Baa1 BBB- / Baa3 BB / Ba2 B+ / B1 Potential Notch Downgrade ¹ 1 / 1 3 / 3 6 / 5 8 / 7 10 / 9 Preliminary Short-term Credit Rating A-1 / P-1 A-2 / P-2 A-3 / P-3 B / NP B / NP Source: Francis management projections 1 Note: Assumes no debt paydown, 7.0% interest rate and 2.0% opportunity cost of cash Assumes current S&P / Moody’s long-term rating of AA- / A1, as of 24-Sep-2008. Selected Updates to Transaction-Related Financial Analysis 33

Goldman Sachs Illustrative Benefits Related to Inter-Company Loan Potential Inter-Company Loan Benefit ? James Swiss parent raises debt in non-U.S. jurisdictions ? James parent loans proceeds to its U.S. subsidiary at an arm’s-length rate (e.g., 8%) to fund the buyout consideration (the “inter-company loan”) ? The inter-company loan creates tax deductions in the U.S. which enhances after-tax cash flow from Francis’ operations — Interest on inter-company loan is generally deductible for U.S. tax purposes provided aggregate interest expense does not exceed 50% of taxable EBITDA — Interest payments should not be subject to U.S. withholding tax under U.S.-Swiss tax treaty ? Need to determine whether and at what rate the interest income would be taxable in Switzerland — Generally, Swiss companies would be subject to tax on interest income at 25% tax rate, although there may be structures to reduce tax liability in Switzerland ? Illustrative tax shield assuming $30 billion in new debt: — ($30bn debt * 8% interest rate * 39% marginal tax rate) = $936mm annual benefit — If Swiss tax rate on interest income is 25%, net tax savings of $336mm; net benefit even greater if interest income is subject to even lower tax rate in Switzerland or the Netherlands NPV Benefit of Inter-Company Loan NPV Benefit of Inter-Company Loan Per Minority Share at Various Swiss Tax Rates at Various Swiss Tax Rates Inter-Company Loan Amount ($bn) Inter-Company Loan Amount ($bn) $ 15.6 $10.0 $20.0 $30.0 $40.0 $50.0 $ 33.3 $10.0 $20.0 $30.0 $40.0 $50.0 25% $1.2 $2.5 $3.7 $5.0 $6.2 25% $2.66 $5.31 $7.97 $10.62 $13.28 Rate 20% 1.7 3.4 5.1 6.8 8.4 Rate 20% 3.60 7.21 10.81 14.41 18.02 Tax 15% 2.1 4.3 6.4 8.5 10.7Tax 15% 4.55 9.10 13.65 18.21 22.76 10% 2.6 5.2 7.7 10.3 12.9 10% 5.50 11.00 16.50 22.00 27.50 Swiss 5% 3.0 6.0 9.1 12.1 15.1 Swiss 5% 6.45 12.90 19.34 25.79 32.24 0% 3.5 6.9 10.4 13.9 17.3 0% 7.40 14.79 22.19 29.58 36.98 Note: Per share benefit to minority holders based on 44.4% minority holding of 1,055,649,792 basic shares outstanding as of 31-Jul-2008. Assumes 9.0% cost of capital. Assumes James will not pay down transaction debt and U.S. marginal tax rate of 39%. EPS benefit to James based on 1.08 CHF : USD exchange rate and 862.6 million James shares outstanding Selected Updates to Transaction-Related Financial Analysis 34

Goldman Sachs Additional Sources of Transaction Value Potential Tax Benefits Related to Longer-Term Tax Offshoring ? Over time James may be able to offshore Francis IP to achieve a lower overall tax rate — Immediate movement of IP offshore would generate a large one-time tax bill ? In addition, due to global operations, James may be able to accelerate and/or maintain offshore manufacturing tax benefits for a longer period ? The long term benefit of a tax rate that approximates James’ current tax rate could contribute significant long-term value ? The table below shows the net value that could be created by trending to a 26% terminal year tax rate vs. a 31% tax rate Present Value of Longer-term Tax Offshoring Per Minority Share Perpetuity Growth Rate 2.0% 2.5% 3.0% 3.5% 4.0% 10.0% $4.52 $4.89 $5.33 $5.82 $6.41 Rate 9.5% 5.34 5.80 6.34 6.96 7.70 Discount 9.0% 6.32 6.90 7.56 8.35 9.30 8.5% 7.50 8.21 9.06 10.07 11.31 8.0% 8.91 9.82 10.91 12.24 13.90 Note: Per share benefit to minority holders based on 44.4% minority holding of 1,055,649,792 basic shares outstanding as of 31-Jul-2008. Assumes James will not pay down transaction debt. Potential tax withholding related to interest income to parent entity is not included in analysis. Selected Updates to Transaction-Related Financial Analysis 35

Goldman Sachs

Synergy Levels in Precedent Pharmaceutical Transactions

($ in millions)

Announced Transactions	Transaction Type	Total Announced Cost Savings ($)	Total Cost Savings as a % of Prior Year Combined: Pharma Sales	Total Cost Savings as a % of Prior Year Combined: R&D + SG&A
James / Francis	*Acquisition*	*$750 - $850*	*2.1% - 2.5%*	*3.0% - 3.4%*
UCB / Schwarz	Acquisition	382	10.8	17.5
AstraZeneca / MedImmune	Acquisition	500	1.8	3.3
Roche / Syntex	Acquisition	825	10.6	21.4
Glaxo / Wellcome	Acquisition	1,165	9.4	19.9
Ciba-Geigy / Sandoz	Merger of Equals	1,500	7.8	17.7
Pfizer / Warner-Lambert[1]	Acquisition	1,700	8.1	14.5
Astra / Zeneca	Merger of Equals	1,900	8.5	14.1
Pharmacia / Upjohn	Merger of Equals	500	6.7	13.5
Glaxo / SmithKline	Merger of Equals	1,700	8.1	13.0
AHP / Monsanto	Merger of Equals	1,400	6.2	12.9
Sanofi-Synthelabo / Aventis	Acquisition	1,940	6.1	12.5
Pfizer / Pharmacia	Acquisition	2,500	6.8	11.0
Monsanto / Pharmacia & Upjohn	Merger of Equals	600	5.7	9.4
AHP / Warner-Lambert[2]	Merger of Equals	1,200	6.9	9.1
		High	***10.8%***	***21.4%***
		Mean	***7.6***	***14.1***
		Median	***7.4***	***13.3***
		Low	***1.8***	***3.3***

Source: Publicly available information
[1] Represents percentages based on Pharma businesses only. Adjusts for Warner-Lambert's consumer and confectionary businesses and Pfizer's animal health and consumer businesses.
[2] Deal withdrawn.

Selected Updates to Transaction-Related Financial Analysis 36

Goldman Sachs Additional Sources of Transaction Value Synergy Benefits ? James has messaged $750—$850mm in synergies — Precedent transactions indicate synergies could be substantially larger EPS Impact to James ? The incremental impact of each incremental $100mm of pre-tax synergies is an annual CHF 0.08 per share to James EPS (0.6% of James 2009E EPS) Present Value of Synergies ? Synergies benefit is attributable to the minority shareholders (469mm shares) Present Value of Synergies Present Value of Synergies Per Minority Share Annual Savings Annual Savings 4798.41 $750 $850 $1,500 10.2375 $750 $850 $1,500 Capital 10.0% $4,798 $5,438 $9,597 Capital 10.0% $10.24 $11.60 $20.48 of of 9.0% 5,332 6,042 10,663 9.0% 11.38 12.89 22.75 Cost Cost 8.0% 5,998 6,798 11,996 8.0% 12.80 14.50 25.59 Note: Per share benefit based on 44.4% minority holding of 1,056 million basic shares outstanding as of 31-Jul-2008. Synergies taxed at Francis tax rate of approximately 36.0%. EPS benefit to James based on 1.08 CHF : USD exchange rate and 862.6 million James shares outstanding. Percentage change to James EPS based on 2009E Wall Street EPS of CHF 13.22. Selected Updates to Transaction-Related Financial Analysis 37

Goldman Sachs III. Financial Analysis Summary Financial Analysis Summary 38

Goldman Sachs Illustrative Review of Financial Analysis Sensitivity Analysis Item Methodology Equity Value Per Diluted Share $106 Range of 8% to 10% discount rate and 2% to 4% perpetuity Base Case growth rate ($20) +$38 Scenarios¹ 100% Adjuvant 100% PTS in colon, breast and lung indications +$13 70% PTS for adjuvant lung and breast indications; early Adjuvant Upside positive C-08 results in Q4 2008 +$7 10% PTS for adjuvant lung and breast indications; negative Adjuvant Downside ($11) C-08 results by Q2 2009 Greater market opportunity – one in five future molecules Unnamed Pipeline added to portfolio have an Avastin like sales potential (~$2.3 +$12 Upside billion peak sales) Unnamed Pipeline Reduced overall market opportunity to $500 million for each Downside product ($20) Additional Sources of Value Per Minority Share Tax shield assumes U.S. marginal tax rate of 39%, 8% inter-company interest rate, loan $10 to $50 billion loan amount Inter-Company Loan and interest income tax rate to parent of 0% to 25%; +$3 +$37 capitalized with 9% cost of capital; value per minority share Tax Off-Shoring 31% terminal year tax rate trends down to 26% over time +$8 Synergies Range of $750 to $1,500 million; 0% perpetuity growth rate; +$11 +$13 +$23 9.0% cost of capital; 36% tax rate $66 $86 $106 $126 $146 Source: 1 Francis management projections Assumes 3.0% perpetuity growth rate and 9.0% discount rate Financial Analysis Summary 39

Goldman Sachs IV. Review of Discussions With Greenhill Review of Discussions With Greenhill 40

Goldman Sachs Review of Discussions with Greenhill ? Goldman Sachs has had several in-person discussions with Greenhill over the last two months reviewing their approach to value ? At the initial meeting on 21-Aug-2008, GS reviewed Greenhill’s analysis which indicated a standalone fundamental value range of $72.79 to $80.39¹ ? Several components of value that provided for meaningful differences between the Greenhill and GS analyses were initially addressed. These included: — Cash / long-term marketable securities (Greenhill acknowledged $1.68/share of value) — Forecast tax rate (Greenhill acknowledged $3.53/share of value) — 2015+ commercial rights — Synergies — Transaction-related tax benefits ? At the follow-up meeting on 09-Sep-2008, Greenhill addressed a number of these components of value — Standalone fundamental value range in their analysis increased from first presentation to $76.58 to $84.08¹ based on inclusion of long-term marketable securities and acceptance of forecast tax assumption — Transaction-related value only related to synergies ($750 mm—$850 mm) across all outstanding Francis shares of $5.07 per share 1 Note: Fundamental value ranges per Greenhill 21-Aug-2008 and 09-Sep-2008 presentations Equity value per share at 9.0% discount rate and 2.0% to 3.0% perpetuity growth rate, respectively. Review of Discussions With Greenhill 41

Goldman Sachs

Review of Greenhill Presentation

Summary of Key Value Driving Differences

Metric	Greenhill	GS	Potential Delta (Per Share) [1]
Standalone			
2015 Opt-in Rights	Not included	Valued separately	~$3.20 per share
Forecast Tax Assumption	35% flat	36% trending to ~31% by 2018	$5.50 per share
Current Cash Balance	$4,505mm (excludes long-term marketable securities)	$6,337mm (includes long-term marketable securities)	$1.71 per share (both exclude "restricted cash" of $788mm)
Forecast	"June 2008 LRP [2]"	01-Aug-2008 Standalone Financial Model	$18.59 per share (all else constant to Greenhill assumptions)
Employee Stock Option Compensation	Integrated into cash flow buildup	Valued separately	($5.01) per share
Fully Diluted Shares Outstanding	1,073.5mm (static, 21-Aug-2008 Pres) 1,086.6mm (static, 09-Sep-2008 Pres)	1,079.6mm (dynamic) 1,079.6mm (dynamic)	($0.46) per share (at $89 / share) $0.49 per share (at $89 / share)
Transaction-related			
Transaction-related Tax Benefits	Not included	Considered	$7.97 to $36.98 per minority share
Synergies	$5.43 - $6.16 per share - 0% perpetuity growth rate - 30% tax rate - Fully diluted shares	$11.38 - $12.89 per share - 0% perpetuity growth rate - 36% tax rate - Minority shares	$5.83 - $6.61 per minority share [3]

Source: Per Greenhill 21-Aug-2008 and 09-Sept-2008 presentation

[1] Assumes 1073.5mm diluted shares, unless otherwise noted. Assumes 3.0% perpetuity growth rate and 9.0% discount rate.

[2] Preliminary review indicates Greenhill may be using an earlier forecast.

[3] At 3.0% perpetuity growth rate, potential delta becomes $11.46 - $12.99 per minority share.

Review of Discussions With Greenhill 42

Goldman Sachs Comparison of Product Sales Breakdown Greenhill vs Special Committee ($ in millions) Greenhill (May 1st LRP)¹ Avastin Rituxan Herceptin Lucentis Other Marketed Named Product Pipeline Unnamed Non-Product $30,000 $24,858 2.0% Perpetuity Growth Rate $25,000 - $22,073 $19,690 4,502 $16,760 $17,755 - $15,870 $20,000 $14,769 - 3,998 $13,282 2,143 2,972 559 1,036 - $12,341 102 275 - 2,231 2,639 1,072 - 1,438 1,826 4,019 $15,000 $11,573 16 782 - $10,868 454 571 - 3,679 3,763 3,569 408 3,861 3,694 1,900 - 3,826 340 3,735 1,383 1,498 1,600 1,687 1,785 $10,000 3,093 3,475 1,147 1,265 1,585 2,704 1,409 1,410 1,446 1,525 1,003 1,163 1,073 1,420 1,231 1,018 891 1,002 1,076 1,409 2,275 1,660 1,460 1,408 1,423 2,383 $5,000 2,451 2,526 2,345 2,416 7,410 7,704 8,676 5,712 6,616 7,039 3,951 5,108 $0 3,093 (76) 3,171 3,374 2009E 2010E 2011E 2012E 2013E 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E 2024E ($5,000) Special Committee Avastin Rituxan Herceptin Lucentis Other Marketed Named Product Pipeline Unnamed Non-Product $35,000 $33,192 $31,001 $28,300 $30,000 $25,116 $25,965 $24,872 $24,107 $21,321 $25,000 $18,350 $19,362 $17,460 $16,151 17,152 20,080 $14,852 4,155 6,397 14,169 $20,000 2,283 8,790 11,411 $13,918 275 587 1,150 2,184 2,825 $12,574 102 547 1,029 1,563 $11,287 16 208 3,483 $15,000 25 85 4,136 3,943 3,780 3,812 3,707 17 4,139 2,814 3,990 3,796 4,071 1,230 1,339 1,456 1,558 1,638 4,198 4,485 - 3,250 1,115 1,859 1,325 2,696 4,554 4,548 $10,000 2,762 1,110 1,656 1,661 1,676 1,725 1,784 1,770 1,156 1,290 1,682 1,977 1,488 1,132 967 881 917 2,599 964 1,716 2,498 2,369 1,488 2,529 2,476 1,999 1,564 1,707 2,489 811 735 683 2,426 1,283 1,198 663 646 $5,000 2,608 759 725 1,147 1,105 2,584 7,849 8,249 8,619 9,008 8,257 699 677 6,484 7,290 6,482 3,852 4,665 5,420 5,040 4,574 4,371 4,205 $0 3,413 (15) (21) (51) (48) (50) (49) (51) (51) (53) (58) (60) (62) (60) (67) 2009E 2010E 2011E 2012E 2013E 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E 2024E ($5,000) Source: 1 Per Francis management Assumes 2.0% perpetuity growth rate beginning in 2018E, to reflect Greenhill presentation analysis. Review of Discussions With Greenhill 43

Goldman Sachs Illustrative Comparison of FCF and Terminal Value ($ in millions, except per share data) Greenhill Analysis GS Analysis GS Analysis (2019 Terminal Year) 2018 FCF $7,887 2018 FCF $10,025 2018 FCF $10,025 2019 (Terminal Year) 135,388 2019 10,322 2019 (Terminal Year) 172,104 2020 10,136 2021 10,101 2022 10,920 2023 11,905 2024 12,992 2025 (Terminal Year) 223,022 Discount Rate 9.0% 9.0% 9.0% Terminal Growth Rate 3.0% 3.0% 3.0% Post 2018 “Terminal Value” $135,388 $289,397 $172,104 Terminal Year Discount Factor 0.422 0.422 PV of FCF (Pre 2018) $31,403 $41,951 $41,951 PV of Terminal Value (Post 2018) $57,189 $76,879 $72,699 Total Shares¹ 1,086.6 1,090.1 1,088.4 PV Per Share of FCF (Pre 2018) $28.90 $38.49 $38.55 PV Per Share of Terminal Value (Post 2018) $52.63 $70.53 $66.80 Adjustments Capitalized ESO Expense Per Share N/A ($10.33) ($10.35) 2015 Opt-in Value Per Share N/A $3.15 $3.16 Net Cash Per Share $3.00 $4.27 $4.27 Total PV $84.54 $106.10 $102.43 1 Source: Per Greenhill 09-Sep-2008 presentation and Francis management Diluted shares for Greenhill per 09-Sep-2008 presentation. Diluted shares for GS calculated per options schedule provided by Francis management as of 07-Aug-2008 Review of Discussions With Greenhill 44

Goldman Sachs V. Alternative Structures Alternative Structures 45

Goldman Sachs Consideration of Alternatives Balancing Transaction-Related Value with Potential Productivity Loss and Pipeline Value Destruction Illustrative Segments of Value in a Full Acquisition Alternatives Tax ? Status Quo Advantages Synergies ? James acquires 100% of the 2015 Opt-In public minority stake Net Cash Lucentis ? “Francis Prime” Herceptin Pipeline ? Contingent Value Rights (CVR) ? Increased James Ownership Rituxan — Contractual Adjustments — “Next Gen” Avastin Alternative Structures 46

Goldman Sachs Illustrative Concept of a Francis Prime Francis Prime Research & Early Development 56% James / 44% Public ~2,800 FTEs Current Francis Whole Co. Divided into Two 56% James / 44% Public Components ~12,000 FTEs Francis Remain Co. 100% James / 0% Public ~9,000 FTEs Source: Per Francis management Alternative Structures 47

Goldman Sachs Illustrative Concept of a Francis Prime Francis Prime Research & Early Development 56% James / 44% Public ~2,800 FTEs Current Francis Whole Co. Divided into Two 56% James / 44% Public Components ~12,000 FTEs Francis Remain Co. 100% James / 0% Public ~9,000 FTEs Source: Per Francis management Alternative Structures 47

Goldman Sachs Illustrative Prime Pipeline Progression PTS, IND and Development Assumptions for Pre-POC PTS Assumptions Named Programs Phase II Phase III Launch Launch Year Anti - IFN alpha 90% 41% 26% 2015 huMAB Beta7 85 51 28 2015 huMAb OX40L 85 39 25 2016 MetMAB 90 36 23 2015 NRP1 90 36 23 2015 Muc16 75 49 31 2015 IAP 60 27 18 2014 MEK 60 27 18 2014 GDC-0941 (PI3K) 60 27 18 2014 GDC-0384 (BTK) 60 27 18 2015 anti-oxLDL 80 32 20 2017 anti-ABeta 65 39 30 2018 IL-13 95 43 27 2014 Trx-1 85 34 21 2016 Number of Molecules at Various Development Stages (PTS Adjusted) 2009E 2010E 2011E 2012E 2013E 2014E 2015E 2016E 2017E 2018E 2019E 2020E 2021E 2022E 2023E 2024E INDs 11.0 6.5 6.5 7.5 7.5 8.5 9.5 9.5 9.5 10.5 10.5 10.5 11.5 11.5 11.5 11.5 P2 POC FPI 7.1 3.8 5.3 7.4 5.1 5.7 5.7 6.3 6.9 6.9 6.9 6.9 6.9 6.9 6.9 6.9 P3 FPI 0.0 0.0 2.8 1.1 3.7 3.6 2.5 2.7 2.7 3.0 3.0 3.0 3.0 3.0 3.0 3.0 Launch 0.0 0.0 0.0 0.0 0.0 0.8 1.5 0.6 3.2 1.9 1.7 1.8 1.9 2.0 2.1 2.1 Source: Per Francis management Alternative Structures 48

Goldman Sachs

Summary of Financial Analysis Assumptions for Prime

- Spin out of Francis Prime assumes the current investor split of 56% : 44% of James : Public Investors that own the New Co. at 01-Jan-2009
- Assumes 2008E cash balance equal to forward 30-month forward cash burn
- In addition to initial cash infusion, subsequent financings would be expected to be completed, thus diluting current shareholders
- Assumes James would invest pro rata at each financing need to maintain its 56% ownership level
- Financing occurs when current cash balance is less than 18-month forward cash burn, in an amount equal to 30-month forward cash burn

Scenario	Rounds of Financing[1]	Total Financing Required ($mm)	Total James Financing ($mm)
Higher Risk and Return	4	~$7,000	~$4,000
Lower Risk and Return	2	~$3,000	~$2,000

- Preliminary analyses indicate an NPV mid-point range of approximately $5 to $10 per share
  - NPV varies significantly depending on discount rate and perpetuity growth rate assumptions as well as the economics around milestones and royalties
  - Investors could apply both a higher discount rate (reflecting increased financing risk and decreased scale of the business) but may also apply higher perpetuity growth rates (based on the growth profile of the pipeline)

[1] *Includes initial cash infusion*

Alternative Structures 49

Goldman Sachs Prime Structural Considerations Structuring Items That May Enhance Value ? Put / Call Options — 100% access of shares subject to put / call ? Ownership Mix — 56% / 44% parallel to current arrangement — 80% / 20% provides tax consolidation benefits to James ? Economics on Milestones & Royalties — Upfront cash flow attractive to offsetting burn ? Opt-In Rights and Cost Sharing Items ? Corporate Governance — Revised Affiliation Agreement — Agreement to address friction between James and Francis R&D efforts Alternative Structures 50

Goldman Sachs Assessment of Prime’s Viability as a Public Entity Advantages Considerations ? Potential to retain key talent and preserve innovation and ? Cash flow negative business through 2017 (on average) productivity in new medicine development with significant capital needs — Investor patience and willingness to fund entity (~$3 billion estimated) ? Francis track record of excellence in drug development provides confidence and high expectations from — Likely turnover of investor base to a narrower subset inception of sector specialists — Significant investor dilution to fund entity ? Put / call structure could be an option to provide investor — No public comparables to benchmark against downside protection with pre-defined upside potential ? Low likelihood of M&A activity ? Significant James expenditures and capital commitment in exchange for partial economics implies substantial value leakage compared to a full acquisition — Time frame for realization of potential productivity decline in a full acquisition will be many years ? Significant complexity relative to other options will likely imply a discount to value associated with this entity ? Ability to negotiate favorable economic arrangement and governance provisions key to success of entity ? Potential to reduce transaction-related tax benefits Alternative Structures 51

Goldman Sachs General Description of Contingent Value Rights Contingent Value Rights (“CVRs”) are generally transferable securities issued by an acquiring company (“Issuer”) to the Target’s stockholders as additional consideration ? Used in the context of purchase transactions, CVRs serve as an incentive or “sweetener” to lock in a certain return or provide downside protection for target or minority shareholders ? Typically provide Target shareholders with downside protection (or guaranteed upside) with respect to Buyer stock received or Target stock left outstanding — Used in transactions in which part of the consideration to be paid for the target consists of stock ? Often used when the Issuer and the Target have different views on the viability or value of the target’s business — CVRs are effective where Buyer is bullish about its stock price and Target shareholders are concerned Buyer’s stock may be overvalued — Enables part of the payment on an acquisition to be deferred, reduced or avoided ? Given to shareholders as separately traded securities whose value moves inversely with the value of the underlying stock — As underlying stock declines, CVR is designed to increase in value ? Because CVRs are separately listed and traded, shareholders can sell them immediately or wait until maturity to collect any payment Alternative Structures 52

Goldman Sachs Contingent Value Rights Comparison of Structural Alternatives CVRs can be separated into two broad categories based on the contingency giving rise to the CVRs’ value: ? Performance Driven: Issuer’s stock value over a certain period of time — Resemble put options in that they are generally intended to guarantee that the target’s stockholders receive a minimum amount of consideration for their shares in the target after a prescribed period of time — Structured so that their value increases as the value of the Issuer’s stock decreases (and vice versa) If stock is trading below Target value on maturity date, issuer pays CVR holder the difference Settlement amount may be paid in cash, stock, or other securities Risk for issuer is usually capped through a “maximum payment” feature, i.e., a “floor” on the CVR — The value of these CVRs will be derived from the difference between a target value and future market value (typically in the form of a collar) ? Event Driven: Target’s value depends upon the occurrence of uncertain events — Resemble earn-outs and are unrelated to the Issuer’s stock price — These CVRs compensate the shareholders if specific events occur — Examples include: achieve regulatory milestones, completion of a lawsuit, sale of assets or stock, attainment of sales targets, increase in the market price of the target’s products, or a percentage of net sales Potential Alternative Key Idea/Application Pros Cons Performance ? Future payment(s) tied to overall Buyer ? Entitles Target shareholders to ? May allow Buyer to retain all stock price Driven CVR performance participate in the appreciation of Buyer appreciation above certain threshold level stock if it exceeds a threshold level by — Target shareholders could benefit from ? Gives Buyer some hedge against a set date value drivers unrelated to the business business underperformance ? The consideration that Target ? If business performs above expectations, shareholders receive would depend on value delivered to Target shareholders the Buyer stock price at maturity of the would be greater than with conventional contract payment Event Driven ? Entitles Target shareholders to receive ? Future payment(s) directly tied to business’ ? If milestones or revenue hurdles are not CVR future cash payment(s) if certain performance milestones, approvals, or sales achieved, Target shareholders could threshold(s) is/(are) met ? Provides potential for significant value claim inadequacy of resources or creation if business meets Target management focus and lack of control, ? Payment level can be fixed in advance management projections and timeline and seek recovery of earn out consideration through legal recourse Alternative Structures 53

Goldman Sachs CVR in M&A Transactions Advantages and Considerations Advantages Considerations ? Reduces “up front” consideration acquiror must pay ? If stock performs below expectations, issuer will face economic loss on CVRs — Buyer provides some downside protection in exchange for relinquishing less upside participation ? Timeframe to evaluate productivity of pipeline is unusually ? Allows acquiror management time to realize synergies and long for CVRs market to recognize value creation ? Target shareholders are not natural holders of CVRs — If successful in creating synergies and share price moves accordingly, acquiror avoids payment on CVR — May not attribute ‘fair’ value to CVRs — Signals management confidence in future stock price performance — Arbs tend to capture most gains associated with CVRs ? Mechanism to bridge perceived value gap on a specific — Underscores poor interim performance event — Adjuvant trial results — Can be highly dilutive, especially if stock settled — Pipeline productivity ? May have P&L impact ? Useful where acquiror contributes assets or otherwise ? Potential impact on Buyer’s stock price acquires controlling stake in target, but does not buy out all public shareholders — Hedging activity by arbs (who buy CVRs and delta hedge — Allows minority to participate in upside from transaction with Buyer stock) may dampen appreciation of Buyer’s without full buy out stock price, especially with straight put (i.e., no floor) — Creates confidence that business will not be drained of CVR value by controlling group Alternative Structures 54

Goldman Sachs Francis / James Next Gen Status Quo Next Gen ? 2015 commercial agreement expires ? New commercial agreement beyond 2015 ? No standstill ? Standstill in place ? Tax consolidation by James 20% 44% James Purchases Additional Francis at a Premium 80% 56% James Ownership Public Ownership Alternative Structures 55

Goldman Sachs Considerations Regarding the Next Gen Scenario 80% James / 20% Independent Investors Pros Cons ? Provides cash payment to current public minority ? Less control than full acquisition shareholders along with continued upside opportunity in James — New affiliation and commercial agreement key to preserving culture, but also addresses James — Simpler than Francis Prime objectives ? Potential for James to tax consolidate to partially ? Less integration opportunities and fewer synergies achieve tax efficiency likely than full acquisition ? Opportunity to amend Affiliation and Commercial ? Likely to be perceived as a “failure” by James to Agreement to address the concerns of both partners consummate a full acquisition ? Maintains an independent stock listing to incentivize ? Share liquidity and attractiveness to investors likely employees focused on creativity and innovation to be impacted ? Addresses James concern of Francis outgrowing James Alternative Structures 56

Goldman Sachs Appendix A: Additional CVR Information Additional CVR Information 57

Goldman Sachs CVR Regulatory and Listing Requirements Overview Registration Requirements NYSE Listing Requirements ? The Securities and Exchange Commission (SEC) employs a ? NYSE Requirements five pronged test to determine whether CVRs issued as merger consideration to selling stockholders must be registered under — Certain standards regarding the size and earnings of the the Securities Act of 1933, as amended issuer — Granted to the selling stockholders as an integral part of the — At least one million CVRs outstanding consideration for the proposed merger — At least 400 holders — Do not represent an ownership interest in the company (including the right to vote and receive dividends) — An aggregate market value of the CVR s of at least $4 million — Non-transferable except by operation of law — Must have a minimum life of one year — Not be represented by any form of certificate or instrument — May be delisted if their aggregate market value falls below — Any amount ultimately paid to the selling stockholders $1 million pursuant to the CVRs will not depend upon the operating results of the company Additional CVR Information 58

Goldman Sachs

Examples of CVRs in Merger Transactions

Deal	KKR (Proposed)	Wesfarmers-Coles (2007)	Publicis-Saatchi & Saatchi (2000)	BNP-Paribas (1999)	Suez-Lyonnaise-Generale de Belgique (1998)	Viacom-Blockbuster (1994) (VCRs)	Viacom-Paramount (1994)
Maturity	■ 3rd anniversary of closing	■ Fourth anniversary of date of issue, but can be extended under certain circumstances (up to eight years)	■ 18 months	■ 3rd anniversary of closing	■ 2.5 years	■ 1st anniversary of closing	■ 1st anniversary of closing subject to 2 successive 1 year extensions at Viacom's option[1]
Strike / Floor (Stock Price at Closing)	$ 20.00 / $ 16.00 (TBD)	A$ 43.92 / A$35.14 (A$32.9)	€ 43.20 / € 38.90 (€ 42.90)	€ 100.00 / € 80.00 (€ 76.50)	€ 167.70 / € 140.30 (€ 155.50)	$ 48.00 / $40.00 ($ 38.75)	$ 48.00 / $36.00 ($ 34.87)
Maximum Payout (% of Strike / Floor)	$ 4.00 (20.0% / 25.0%)	A$ 8.785 (20.0% / 25.0%)	€ 4.32 (10.0% / 11.1%)	€ 20.00 (20.0% / 25.0%)	€ 27.40 (16.3% / 19.5%)	$ 5.00[2] (10.4% / 12.5%)	$ 12.00 (25.0% / 33.3%)
Anti-Dilutive Adjustment	■ Yes	■ Yes	■ Yes	■ Yes	■ Yes	■ Yes	■ Yes
Registered/ Listed	■ Yes / No	■ Yes / Yes	■ Yes / Yes	■ Yes / Yes	■ Yes / Yes	■ Yes / Yes	■ Yes / Yes
Settlement	■ Cash or units	■ Ordinary Shares only	■ Cash only	■ Cash only	■ Cash only	■ Share of Viacom Class B Common Stock only	■ Cash or any Viacom registered security at Viacom's option
Averaging Period	■ 90 trading days	■ Two months	■ 10 business days	■ 20 business days	■ 90 trading days	■ 30-day trading yielding highest average price over 90-day period	■ 60 trading days

[1] *If extended, strike price increases to $51–55.*
[2] *More complex structure which reduces maximum payoff vs. traditional CVRs.*

Additional CVR Information 59

Goldman Sachs

Selected M&A Transactions with Provisions for CVRs

Out of Eight Expired CVRs, Four Caused No Additional Payment to the Issuer

Issue Date	Expiration Date	Target	Acquiror	Country of Target	Underlying	Attractive or Defensive CVR	Put Spread or Put Warrant	CVR Target Price	Implied Annual Growth Rate[1]	CVR Floor Price	Outcome
12-Sep-2000	06-Mar-2002	Saatchi & Saatchi	Publicis	UK	Publicis	Attractive	Put spread	€ 57.00	11.28%	€ 43.20	Still trading
28-Aug-1999	01-Jul-2002	Paribas	BNP	France	BNP	Attractive	Put spread	€ 100.00	8.14%	€ 80.00	Still trading. As of 12/31/99, BNP had bought back 1,004,894 CVRs on the open market at an average price of €4.4
01-Jun-1998	01-Jun-2001	Generale Bank	Fortis	Belgium	Fortis	Attractive	Put spread	€ 37.20	10.37%	€ 35.80	Still trading
23-Apr-1998	01-Jun-2000	AGF	Allianz	France	AGF	Defensive	Put warrant	€ 56.81	4.17%	-	46% of CVRs repurchased by Allianz in 20/11, outstanding redeemed for FF4 (€0.61) in 6/00
24-Dec-1997	01-Jun-2000	Worms	AGF	France	AGF	Attractive	Put warrant	€ 42.61	4.71%	-	CVR worth 0 at maturity
01-May-1997	01-May-1999	UAP	AXA	France	AXA	Attractive	Put spread	€ 61.94	16.85%	€ 49.23	CVR worth 0 at maturity
01-Jun-1995	01-Jun-1997	Spie	Schneider	France	Schneider	Attractive	Put spread	€ 41.34	21.66%	€ 35.82	CVR worth 0 at maturity
01-Oct-1994	01-Jan-1996	Rosario	Besnard	France	Rosario	Defensive	Put warrant	€ 35.19	5.44%	-	The CVRs were redeemed for FF23 (€3.64) in 1/96
01-Apr-1994	30-Dec-1996	Cie Royale Asturienne des Mines	FOCEP	Belgium	Cie Royale Asturienne des Mines	Defensive	Put warrant	€ 22.64	2.46%	-	CVR worth 0 at maturity
01-Jul-1994	01-Jul-1995 (extendable to 01-Jul-1997)	Paramount	Viacom	US	Viacom	Attractive	Put spread	7/95: $48 7/96: $51 7/97: $55	35.60%	7/95: $36 7/96: $37 7/97: $38	CVRs redeemed for $1.45 in 7/95
01-Sep-1989	01-Sep-1991 (extendable to 01-Sep-1992)	Marion Laboratories	Dow Chemical	US	Dow Chemical	Attractive	Put spread	9/91: $45.77 9/92: $50.23	28.72%	€ 30.00	CVRs redeemed for $11.19 in 9/91
Mean									13.58%		
Median									10.37%		

[1] *Over undisturbed price of underlying.*

Additional CVR Information 60

Goldman Sachs

Select Healthcare Transactions with CVRs

CVRs based on Product Regulatory Approvals

Transaction Parties/ Filing Date	Transaction Consideration	Contingent Value Paid / Date	Contingent Value as % of Transaction	Contingent Rights Mechanism
Ligand Pharmaceuticals acquisition of Pharmacopeia 24-Sep-2008	Ligand will issue 17.6 million shares, subject to specified adjustments. At Ligand stock prices greater than $3.75 but not greater than $4.50, value of transaction is fixed at $66 million. At greater than $4.50, number of Ligand's shares issued to Pharmacopeia is reduced to 14.7 million. At prices below $3.00, value of transaction is fixed at $52.8 million, including some cash consideration at varying stock price levels. If price is below $2.38, the number of Ligand's shares issued to Pharmacopeia would not be greater than 18.0 million, and Pharmacopeia stockholders would receive cash of $10 million in the aggregate. Each share of Pharmacopeia common stock will be entitled to receive one contingent value right (CVR)	No; CVR period has not yet expired. Agreement expires 31-Dec-2011	21%	CVR Agreement provides for the payment of an aggregate of $15 million in cash payable to the holders of the CVRs if, on or prior to December 31, 2011, Ligand enters into a license or sale agreement related to DARA (as defined in the CVR Agreement) or any other agreement for the development, marketing or sale of DARA, or any option to enter into such agreement, with any party other than Bristol-Myers Squibb Company or any of its affiliates
Fresenius SE acquisition of APP Pharmaceuticals Inc 07-Jul-2008	$23 in cash per share, or a total value of $5.626bn, including the assumption of $940mm in liabilities and up to $970mm in contingent value rights. Given uncertainty of future EBITDA projections given new drug development, the buyer agreed to issue a CVR to APPX shareholders that has a contingent cash payout of up to $6 per share. The payout is based on the financial performance of certain newly developed drugs during a 3-year period following the acquisition	No; CVR period has not yet expired	Up to 17%	CVR payment under the CVR Indenture will be equal to (A) 2.5 times the excess of Holdco's aggregate Adjusted EBITDA (as defined in the CVR Indenture) over $1.2677 billion for the 3-year period beginning January 1, 2008 through December 31, 2010 divided by (B) the number of CVRs issued in the Merger. The maximum payment per CVR is $6.00, and the payment date for the CVRs is June 30, 2011. Any amounts due under the CVRs is expressly subordinated to certain "Senior Obligations" of Holdco, which senior obligations include the debt incurred to finance the Merger transaction and other credit facilities and other obligations of Holdco

Source: Company filings and press releases

Additional CVR Information 61

Goldman Sachs

Select Healthcare Transactions with CVRs

CVRs based on Product Regulatory Approvals

Transaction Parties/ Filing Date	Transaction Consideration	Contingent Value Paid / Date	Contingent Value as % of Transaction	Contingent Rights Mechanism
OSI Pharmaceuticals acquisition of Cell Pathways 10-Feb-2003	OSI offered 0.0567 common shares per Cell Pathways share and a 5-year Contingent Value Right. Based on OSI's closing stock price of $14.18 on 7-Feb-2003, the last full trading day prior to announcement, each Cell Pathways share was valued at $0.804	No; CVR period has not yet expired; The NDA for Aptosyn or CP461 has not yet been filed	41%	Each Contingent Value Right represents the right to receive an additional 0.04 common shares per Cell Pathways share in the event of a new drug application for either of Cell Pathway's 2 leading clinical candidates, Aptosyn (exisulind) or CP461
Antigenics acquisition of Aronex Pharmaceuticals 23-May-2001	Each share of Aronex common stock will be converted into 0.594 of a share of Antigenics common stock and one Contingent Value Right	No; Atragen was denied approval by FDA	1 - 2%	Each Contingent Value Right entitles its holders to between 0.0075 and 0.0125 of a share of Antigenics common stock in the event that a milestone is achieved by 6-Jul-2002. The milestone to be achieved is the receipt of final approval by the FDA of Aronex's NDA for Atragen. If Aronex achieves this milestone on or before 6-Jul-2002 and the merger transaction expenses are less than $4,500,000, each Contingent Value Right becomes the right to receive Antigenics common stock
Elan acquisition of Liposome 12-Apr-2000	Elan offered 0.385 American Depository Shares per Liposome share and up to $98 million in Contingent Value Payments. Based on Elan's closing stock price of $39.6875, each Liposome share was valued at $15.28	Yes; First payment occurred on 9-Apr-2001 for $54mm; Second payment of $44mm expired	13%	The Contingent Value Payments were conditioned upon the European Union's ("EU") approval of Evacet and Elan's success in licensing the product. The total value would range from $0 to $98 million and would terminate if the EU did not approve the product or other regulatory bodies issued adverse findings
Ligand Pharmaceuticals acquisition of Seragen 08-May-1998	Ligand paid 1,858,515 shares, valued at $13.99 per share, $4.0 million in cash, and up to $40 million in Contingent Value Rights	Yes; Payment of $37.1mm was made on 5-Aug-1999, $2.9mm was withheld	57%	Each Contingent Value Right was conditioned upon the final FDA clearance to market ONTAK. The additional consideration is payable, at Ligand's option, in cash and/or common stock within 6-months of final clearance assuming the milestone is achieved within 2-years of the transaction closing

Source: Company filings and press releases

Additional CVR Information 62

Goldman Sachs

Other Transactions with CVRs

($ in millions)

Transaction Announced	Acquiror	Target	Transaction Value	Transaction Consideration
12-May-2008 (Pending)	GSC Acquisition Co.	Complete Energy Holdings LLC	$1,392.0	$440mm in GSC common stock, $50mm in mezzanine note, the assumption of an estimated $810mm in liabilities and up to $92.2mm in contingent value rights. Terms provide for the issuance of 5mm additional shares of GSC Acquisition to the current owners and stakeholders of Complete and its subsidiaries if GSC Acquisition's stock price reaches $14.50 per share, and 5mm additional shares if GSC Acquisition's stock price reaches $15.50 per share within five years. Complete Energy management would receive about 35% of those contingent shares
15-Jan-2008 (Pending)	Fortissimo Acquisition Corp.	Psyop Inc.	36.4	$10.14mm in cash, 3.337mm Fortissimo common shares valued at $19.36mm and up to $6.875mm in contingent value rights in shares or cash if the company meets certain performance targets. The 2008 targets are an EDITDA of $4.7mm on $31 million revenue and the 2010 targets are an EBITDA of $10mm on $59mm revenue. The company averaged 33.6% growth a year in 2004-06, and it posted an EBITDA of $3mm in January-September 2007
7-Sept-2007	Aldabra 2 Acquisition Corp.	Boise Inc. (paper and packaging assets of Boise Cascade, LLC)	1,625.0	$1.3bn in cash and $325mm in Aldabra common stock. Terrapin Partners and Boise Cascade entered into CVR agreements with certain investors such that the investors will receive payments in cash or shares in exchange for agreement to vote in favor of certain proposals recommended by the management of the company. Investors will receive the amount by which the price of the common stock one year from CVR issuance is less than $10.50 up to a maximum of $1.00 per CVR (paid in cash or shares at Terrapin/Boise's election)
2-Jul-2007	Wesfarmers	Coles	A$22,000.0	A$4.00 cash plus 0.2843 Wesfarmers share plus A$0.25 dividend for each Coles share (total consideration is 72% stock / 27% cash) and up to A$8.785mm in CVRs. CVRs are in the form of partially protected securities that provide some level of downside price protection. Holders may receive additional shares depending on 2 month VWAP of the security on the fourth anniversary date of issue (can be extended to 8 years in certain circumstances). If price is >$35.14 but <$43.92, holders receive up to 0.25 shares until total value of security is equal to $43.92; if price is <$34.14, holders receive 0.25 shares; if price is >$43.92, no additional shares are received

Source: Company filings and press releases

Additional CVR Information 63

Goldman Sachs

Other Transactions with CVRs

($ in millions)

Transaction Announced	Acquiror	Target	Transaction Value	Transaction Consideration
24-Jan-2005	Monsanto	Seminis	$ 1,525.0	$1.4bn in cash and up to $125mm in contingent value rights. The CVR's were granted to Marinet Investment (MIL), a significant holder of co-investment rights in Seminis, and MIL was entitled to reduce the merger consideration it was to receive in exchange for up to $125mm, based on Seminis' attainment of certain sales targets over a 36 month period, ending 30-Sep-2007
01-Jun-2004	ViroLogic	ACLARA Biosciences	234.6	1.7 common shares and 1.7 contingent value rights with a potential payment of up to a sweetened $0.88 for each CVR, per ACLARA share. Based on VioLogic's closing stock price of $2.81 on May 31, the last full trading day prior to the announcement, each ACLARA share was valued at $4.77
07-Sep-2001	Hewlett-Packard	Indigo	716.0	18.455 guilders ($7.50/8.37 euros) in newly issued HP shares for every Indigo share held. Alternatively, shareholders could elect to receive 14.764 guilders ($6.0/6.7 euros) in newly issued shares, plus 1 contingent value right to receive up to 11.07 guilders ($4.50/5.03 euros) in profit-related cash payments in 2005 per Indigo share held
20-Nov-2000	France Telecom	Equant	1,000.0	2.596bn guilders ($1.00bn US) in cash and up to 6.66mm guilders ($2.565mm) in convertible value rights. Each preferred share had voting rights equal to one Equant ordinary share and was convertible into 1 Equant ordinary share five years after completion at a price of 259.6 guilders ($100) per share
17-Jul-2000	General Mills	Pillsbury *(Owned by Diageo)*	10,528.7	134mm common shares valued at $6.029bn and the assumption of $4.5bn in liabilities. The shares were valued based on General Mills' (GM) closing stock price of $44.99 on October 30, the last full trading day prior to the announcement of the amended terms. Diagio was required to sell 75% of GM's shares within 10 years of completion of the transaction and pay up to $670mm to GM 18 months after the transaction was completed, depending on the stock price at that time
20-Jun-2000	Publicis	Saatchi & Saatchi	1,799.6	5 pounds (7.894 euros/$7.56 in new ordinary shares per Saatchi & Saatchi share and between 1.38 and 1.83 CVRs per 100 SSP shares, subject to a collar agreement
16-Aug-1999	Markel	Terra Nova Holdings	603.4	B$13 ($13) in cash per share plus 0.07027 common shares per Terra Nova Holdings share held, valued at B$275.099mm ($275.099mm), and up to B$79.869mm ($79.869mm) in contingent value rights. The shares were valued based on Markel's closing stock price of B$155 ($155) on January 26, the last full trading day prior to the amendment
18-May-1998	Fortis	Generale de Banque	12,298.5	7 Fortis (FA) ordinary shares plus 13,770 francs ($376.2 US) in cash for every 3 Generale de Banque ordinary shares held and up to 7.769 mm francs ($.212 mil) in contingent value rights. The stock portion of the value was based on FA's closing stock price of 10,450 francs ($285.49) on June 4, the last full trading day prior to the announcement

Source: Company filings and press releases

Additional CVR Information 64